                                                                   Exhibit 10(m)

                                                         BUSINESS LOAN AGREEMENT


THIS AGREEMENT DATED AS OF JUNE 1, 2000, IS AMONG BANK OF AMERICA, N.A. (THE "BANK"), ASHWORTH, INC. ("ASHWORTH"), ASHWORTH STORE I, INC. ("ASHWORTH STORE 1"), ASHWORTH STORE II, INC. ("ASHWORTH STORE II"), ASHWORTH INTERNATIONAL, INC. ("ASHWORTH INTERNATIONAL"), AND ASHWORTH U.K., LTD. ("ASHWORTH UK") ("ASHWORTH, ASHWORTH STORE I, ASHWORTH STORE II, ASHWORTH INTERNATIONAL, AND ASHWORTH UK ARE SOMETIMES REFERRED TO COLLECTIVELY AS THE "BORROWERS" AND INDIVIDUALLY AS THE "BORROWER").


1.      FACILITY NO. 1 : LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

        (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Facility No. 1 Commitment") is Twenty Five Million and 00/100 Dollars ($25,000,000.00).

        (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

        (c) The Borrowers agree not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.


1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and May 1, 2002, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").


1.3     INTEREST RATE.

        (a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Prime Rate minus 0.5 percentage points.

        (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.


1.4     REPAYMENT TERMS.

        (a)The Borrowers will pay interest on June 1, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

        (b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Prime Rate, the Borrowers may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an

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optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

        (a)    the IBOR Rate plus 1.625 percentage points.


1.6     LETTERS OF CREDIT.

        (a)    This line of credit may be used for financing:

               (i) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 60 days after sight.

               (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date.

               (iii) The amount of all letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00).

               (iv) The following letters of credit are outstanding from the Bank for the account of Ashworth:

     Letter of Credit Number            Amount
     -----------------------            ------
            1036534                 $   116,004.60
            1036848                 $   791,519.43
            1039233                 $   326,659.22
            1039368                 $   140,534.21
            1040650                 $    60,839.95
            1044509                 $ 1,142,670.05
            1079754                 $ 1,099,840.10
            1079845                 $   137,448.80
            1080800                 $   179,953.08
            1083017                 $   384,337.40
            1082492                 $   139,901.20
            1083016                 $    10,012.10
            1085486                 $   104,160.00
            1085487                 $    13,755.00
            1085587                 $    33,694.40
            1088230                 $     1,578.00
            1088231                 $       705.60
            1088244                 $    30,450.00
            1088245                 $    64,258.50
            1088266                 $     4,243.74
            1088267                 $    12,549.60
            1088268                 $    23,028.60
            1088335                 $    75,180.00
            1089059                 $    31,922.40
            1089060                 $ 1,881,802.55
            1089155                 $    31,080.00
            1089500                 $   265,650.00
            1089642                 $    18,900.00


As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

        (b)    Each Borrower agrees:

               (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

               (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.


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               (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

               (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

               (v) to pay (A) issuance fees for standby letters of credit equal to 1.625% of the face amount, and (B) issuance fees for commercial letters of credit and other fees for processing standby and commercial letters of credit equal to the fees advised by the Bank to the Borrowers from time to time.

               (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.


2.      FACILITY NO. 2 : LINE OF CREDIT AMOUNT AND TERMS

2.1     FOREIGN EXCHANGE FACILITY.

        (a) Between the date of this Agreement and November 1, 2002, the Bank at its discretion may enter into spot and forward foreign exchange contracts with Ashworth. The foreign exchange contract limit will be Five Million and 00/100 U.S. Dollars (U.S. $5,000,000.00), and the settlement limit will be Two Million and 00/100 U.S. Dollars (U.S. $2,000,000.00). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrowers have already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

        (b) The Bank shall not be obligated to permit Ashworth to enter into any foreign exchange contracts which would exceed the settlement limit. However, if the Bank decides, in its discretion, to waive the settlement limit for foreign exchange contracts which will settle on any particular banking day, the Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrowers until the Bank receives evidence satisfactory to it that the Borrowers have paid the Bank at least 2 banking days prior to the settlement date all of Ashworth's U.S. Dollar and foreign currency settlement payments. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

        (c) The Borrowers will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

        (d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

        (e) No foreign exchange contracts will mature later than 180 days after the Facility No. 1 Expiration Date, and in addition no foreign exchange contract shall have a tenor longer than 360 days.

        (f) The Borrowers understand the risks of, and are financially able to bear any losses resulting from, Ashworth entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by the Borrowers as a result of the Ashworth's foreign exchange trading. Ashworth will enter into each foreign exchange contract in reliance only upon Ashworth's own judgment. Ashworth acknowledges that in entering into foreign exchange contracts with the Borrowers, the Bank is not acting as a fiduciary. The Borrowers understand that neither the Bank nor Ashworth has any obligation to enter into any particular foreign exchange contract with the other.

        (g) On the date of this Agreement and at the time of each request by Ashworth for a foreign exchange contract, each Borrower represents and warrants that it has assets of greater than Ten Million Dollars ($10,000,000).

        (h) Ashworth hereby requests the Bank to rely upon and execute Ashworth's telephonic instructions regarding foreign exchange contracts, and the Borrowers agree that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the willful misconduct of the Bank or its officers or employees. The Borrowers agree to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

        (i) Ashworth agrees to promptly review all confirmations sent to Ashworth by the Bank. Ashworth understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which Ashworth have already entered into with the Bank. Ashworth agrees to promptly execute and return to the Bank confirmations

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

        which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if Ashworth believes a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

        (j) The Borrowers agree that the Bank may electronically record all telephonic conversations with Ashworth relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrowers agree that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

        (k) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. Ashworth hereby authorizes the Bank to debit the Ashworth's accounts with the Bank for payments due from Ashworth to the Bank with respect to any foreign exchange contract.

        (l) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, or if Ashworth's aggregate realized or unrealized mark-to-market losses on foreign exchange contracts exceed $750,000.00 (the "Revaluation Limit"), the Bank may:

               (i) Suspend performance of its obligations to Ashworth under any foreign exchange contract;

               (ii) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrowers to the Bank immediately due and payable; and

               (iii) Without notice to the Borrowers, close out any or all foreign exchange contracts or positions of Ashworth with the Bank.

        The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrowers. The Borrowers shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

        (m) Ashworth and the Bank are also parties to a Foreign Exchange Master Agreement dated December 9, 1996 (as amended, modified or renewed, the "FEMA"). All foreign exchange transactions entered into between Ashworth and the Bank shall be subject to the provisions of this Agreement and the FEMA. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the FEMA, the provisions of the FEMA shall control. The occurrence of an Event of Default under the FEMA shall also constitute a default under this Agreement.


3.      OPTIONAL INTEREST RATES

3.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than 30 days, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.


3.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

        (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

        (b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

        (c) The Borrowers may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

        (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

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

                           IBOR Rate =        IBOR Base Rate
                                       ---------------------------
                                       (1.00 - Reserve Percentage)

        Where,

               (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

        (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

        (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

        (g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

               (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.


4.      FEES AND EXPENSES

4.1     FEES.

        (a) UNUSED COMMITMENT FEE. The Borrowers agree to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit the Borrowers actually use, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at .175% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

        This fee is due on June 30, 2000, and quarterly in arrears thereafter until May 1, 2002.

(b) WAIVER FEE. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

4.2 EXPENSES. The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.


4.3     REIMBURSEMENT COSTS.

        (a) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable

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

        attorneys' fees, including any allocated costs of the Bank's in-house counsel.

5.      DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT; EQUAL ACCESS BY ALL BORROWERS. Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.


5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrowers will be:

        (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

        (b) made for the account of the Bank's branch selected by the Bank from time to time;

        (c) made in immediately available funds, or such other type of funds selected by the Bank;

        (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.


5.3     TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of each Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Ashworth's account number 14503-50974, or such other accounts with the Bank as designated in writing by the Borrowers.

(c) The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.4     DIRECT DEBIT (PRE-BILLING).

(a) The Borrowers agree that the Bank will debit Ashworth's account number 14503-50974, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

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

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

               Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

(d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.


5.6     TAXES.

(a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b) Payments made by the Borrowers to the Bank will be made without deduction of United States withholding or similar taxes. If any Borrower is required to pay U.S. withholding taxes, the Borrowers will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrowers fail to make such tax payments when due, each Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

5.7 ADDITIONAL COSTS. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.9 DEFAULT RATE. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.10 INTEREST COMPOUNDING. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 1 percentage points. This may result in compounding of interest.

6.      CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this
Agreement:

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


6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 GOVERNING DOCUMENTS. A copy of each Borrower's articles of incorporation.

6.3     OTHER ITEMS. Any other items that the Bank reasonably requires.

7.      REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 ORGANIZATION OF BORROWERS. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition, including all material contingent liabilities.

(b)     in compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrowers or any one of them which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 PERMITS, FRANCHISES. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.9 OTHER OBLIGATIONS. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.10 INCOME TAX MATTERS. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year.

7.11 NO TAX AVOIDANCE PLAN. The Borrowers' obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

7.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 INSURANCE. The Borrowers have obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.14 LOCATION OF BORROWERS. Each Borrower's place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

8.      COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only for general corporate purposes, working capital and for the issuance of commercial and standby letters of credit; and to use the proceeds of Facility No. 2 only for the hedging of foreign exchange contracts risk.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of Ashworth's fiscal year end, the Borrowers' annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrowers' quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(c) Within 90 days of Ashworth's fiscal year end, the Borrowers' annual projections on a consolidated basis.

(d) Within the period(s) provided in (a) and (b) above, a compliance certificate signed by Ashworth's Chief Financial Officer or a designated officer of Ashworth setting forth (i) the information and computations (in sufficient detail) to establish that each Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

(e) Copies of each Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

8.3 QUICK RATIO. With respect to the Borrowers, on a consolidated basis, to maintain a ratio of quick assets to current liabilities of at least 1.20:1.00.

"Quick assets" means cash, short-term cash investments in non-affiliated entities, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above, plus (c) all outstandings under letters of credit.

8.4 TANGIBLE NET WORTH. With respect to the Borrowers, on a consolidated basis, to maintain tangible net worth equal to at least the sum of the following:

(a)     Sixty Two Million Five Hundred Thousand Dollars ($62,500,000); plus

(b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after January 31, 2000; plus

(c) the net proceeds from any equity securities issued after the date of this Agreement; plus

(d) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5 LIMITATION ON LOSSES. With respect to the Borrowers, on a consolidated basis, not to incur a net loss before taxes and extraordinary items in any 2 consecutive quarterly accounting periods after the quarterly accounting period ending January 31, 2000.

8.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Liabilities, and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets, which do not exceed a total principal amount of Three Million Dollars ($3,000,000) outstanding at any one time.

(f) Additional debts and lease obligations of Borrowers for business purposes which, together with the debts permitted under subparagraph
        (e), above, do not exceed a total principal amount of Three Million Dollars ($3,000,000) outstanding at any one time.

8.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in equipment or other personal property fixed assets acquired by the Borrowers or any one of them after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Three Million Dollars ($3,000,000) at any one time.

(e) Additional liens against the property of the Borrowers or any one of them which secure the refinance of the Borrowers' real estate loan up to a total principal amount not exceeding Five Million Dollars ($5,000,000) in the aggregate.

8.8 CAPITAL EXPENDITURES. With respect to all Borrowers on an aggregate basis, not to spend (including the total amount of any capital leases) more than Four Million Five Hundred Thousand Dollars ($4,500,000) in any single fiscal year to acquire fixed assets.

8.9 DIVIDENDS. Not to declare or pay any dividends on any of the Borrowers' shares except dividends payable in capital stock of the Borrowers, and not to purchase, redeem or otherwise acquire for value any of the Borrowers' shares, or create any sinking fund in relation thereto, for an amount in excess of Ten Million Two Hundred Thousand Dollars ($10,200,000) in the aggregate, on a combined basis for all Borrowers, during the term of this Agreement.

8.10 LOANS TO OFFICERS OR AFFILIATES. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities for an amount in excess of an aggregate of Eight Hundred Fifty Thousand Dollars ($850,000) in the aggregate during the term of this Agreement.

8.11 PAYDOWN PERIOD. To reduce the amount of advances outstanding under Facility No. 1 to zero for a period of at least 30 consecutive days during each fiscal year of Ashworth. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.12    NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any one or more of the Borrowers (or any guarantor).

(b) any substantial dispute between any Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in any Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Hundred Thousand and 00/100 Dollars ($500,000) in the aggregate.

8.13    BOOKS AND RECORDS. To maintain adequate books and records.

8.14 AUDITS. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.15 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.16 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

8.17 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

8.18 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.19 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business the Borrowers are in.

8.20 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrowers' or any Borrower's present business.

(b)     liquidate or dissolve the Borrowers' or any Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets except in the ordinary course of the business.

(f) enter into any sale and leaseback agreement covering the Borrowers' or any Borrower's fixed assets.

(g)     acquire or purchase a business or its assets.

8.21 BANK AS PRINCIPAL DEPOSITORY. To maintain the Bank as the Borrowers' principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.22 ERISA PLANS. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.      HAZARDOUS WASTE INDEMNIFICATION

The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrower's property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

10.     DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. Any Borrower fails to make a payment under this Agreement when due.

10.2 FALSE INFORMATION. Any Borrower (or any guarantor) has given the Bank false or misleading information or representations.

10.3 BANKRUPTCY. Any Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any guarantor) or any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

10.4 RECEIVERS. A receiver or similar official is appointed for any Borrower's (or any guarantor's) business, or the business is terminated.

10.5 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of the Borrowers (or any guarantor) in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.6 JUDGMENTS. Any judgments or arbitration awards are entered against any one or more of the Borrowers (or any guarantor), or any one or more of the Borrowers (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects any Borrower's (or any guarantor's) financial condition or ability to repay.

10.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in any Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

10.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit any Borrower (or any guarantor) or any related entity or affiliate of any Borrower has obtained from anyone else or which any Borrower (or any guarantor) or any such related entity or affiliate has guaranteed in the amount of One Hundred Thousand Dollars ($100,000) or more in the aggregate.

10.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

10.11 OTHER BANK AGREEMENTS. Any Borrower (or any guarantor) or any of the Borrowers' related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) or any of the Borrowers' related entities or affiliates has with the Bank or any affiliate of the Bank.

10.12 OTHER BREACH UNDER AGREEMENT. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to any Borrower or the Bank.

11.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2    CALIFORNIA LAW. This Agreement is governed by California law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

11.4    ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)     The arbitration shall be administered by J.A.M.S. and conducted in any
        U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in . All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty
        (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)     This paragraph does not limit the right of the Borrower or the Bank to:
        (i) exercise self-help remedies, such as but not limited to, setoff;
        (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 ADMINISTRATION COSTS. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.


11.7 ATTORNEYS' FEES. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any of the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

11.8    JOINT AND SEVERAL LIABILITY.

        (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

        (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

        (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

        (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

        (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

        (f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

        (g) Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.


11.9 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.10 INDEMNIFICATION. Each Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

11.11 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

11.12 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.14 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes Facility No. 1 and Facility No. 2 of the Business Loan Agreement entered into as of May 29, 1998 between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA, N.A.                              Ashworth, Inc.


X     /s/ Susan J. Pepping                      X   /s/ Terence W. Tsang
      --------------------------------              ----------------------------
By:     Susan J. Pepping, Vice                  By:
        President


Address for Notices:                            Address for Notices:
San Diego Commercial Banking Office #02704
450 B Street, Suite 100                         2791 Loker Ave, West
San Diego, CA 92101                             Carlsbad, CA 92008

                                                   Ashworth Store I, Inc.

                                                X   /s/ Terence W. Tsang
                                                    ----------------------------
                                                By:


                                                Address for Notices:

                                                2791 Loker Ave, West
                                                Carlsbad, CA 92008

                                                   Ashworth Store II, Inc.

                                                X   /s/ Terence W. Tsang
                                                    ----------------------------
                                                By:


                                                Address for Notices:

                                                2791 Loker Ave, West
                                                Carlsbad, CA 92008

                                                   Ashworth International, Inc.

                                                X   /s/ Terence W. Tsang
                                                    ----------------------------
                                                By:


                                                Address for Notices:

                                                2791 Loker Ave, West
                                                Carlsbad, CA 92008

                                                   Ashworth U.K., Ltd.

                                                X   /s/ Terence W. Tsang
                                                    ----------------------------
                                                By:


                                                Address for Notices:

                                                2791 Loker Ave, West
                                                Carlsbad, CA 92008